FOR IMMEDIATE RELEASE

Koss Corporation

4129 N. Port Washington Ave.

Milwaukee, Wisconsin 53212

Contact:

Michael J. Koss

President and CEO

414-964-5000

Koss Declares $1.00 Special Dividend

May 9, 2006 -- Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone leader, has announced that it will distribute a special cash dividend of $1.00 per share on July 15, 2006 to shareholders of record June 30, 2006. The announcement today follows on the heels of the Company's third quarter report that highlighted its fourth consecutive record quarter and a 69% increase in net income for the third quarter ending March 31, 2006.

"This year's record setting performance has significantly strengthened our cash position," Michael J. Koss, President and CEO said here today. "We believe that a special dividend at this time reconfirms our special commitment to shareholders, especially when performance exceeds expectations."

Koss went on to explain that the Company's history of re-purchasing undervalued shares of its own stock, coupled with the distribution of a quarterly $0.13 cash dividend per share has consistently enhanced shareholder value of the Company's stock. He further explained that the timing of the additional special cash dividend was also a factor in the Board's decision.

"We have recently been disappointed with the rhetoric in Washington that indicates that the 15% dividend tax rates established by President Bush's tax relief package in 2003 could be allowed to expire," Koss continued. "We feel that the tax cuts on dividends and capital gains have had a very positive affect on the U.S. economy, and do not wish to see our shareholders unnecessarily punished with higher rates on a special distribution of cash in the future when we are in a position to distribute a special cash dividend at today's lower tax rates."

Koss went on to say that he believed that making the tax cuts permanent would become a political football during the autumn congressional campaigns, and that management did not feel it would be prudential to risk the value of the shareholders cash distributions should the law sunset or be repealed.

"With our cash and inventory levels in such a solid condition," Koss continued, "it is less a concern about whether a special cash dividend should be declared, but rather a question of when such a special distribution should take place. We believe that the current tax law favors action today, and that action today reflects our consideration that such a distribution would be the most tax efficient conveyance of cash to shareholders possible."

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

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